EXHIBIT 2.28



                  TRADE NAME AND TRADEMARK LICENSE AGREEMENT


     Agreement, dated March 1, 1996, by and between UNION CARBIDE
CORPORATION (hereinafter "Licensor"), a New York corporation, and UCAR CARBON TECHNOLOGY CORPORATION (hereinafter "Licensee"), a Delaware corporation.

     WHEREAS, Licensor and its affiliates, subsidiaries and predecessors have for many years been engaged in the manufacture and sale of carbon and graphite products, and related systems and services (hereinafter "Products"), under the trade or company name UCAR (hereinafter "Name") and the trademark UCAR (hereinafter "Trademark"); and

     WHEREAS, Licensor is the owner of the Name and Trademark for a wide variety of goods and services and such Name and Trademark are derivatives of Licensor's corporate name Union Carbide Corporation, and the reputation of Licensor is associated with high quality in the production and sales of its goods and services; and

     WHEREAS, Licensee desires to use the Name and Trademark throughout the world in accordance with the terms of this Agreement in connection with its corporate name and Products manufactured and/or sold by Licensee or its sublicensees; and

     WHEREAS, Licensor is willing to grant Licensee the right to use the Name and Trademark and to grant sublicenses, subject to the provisions of this Agreement;

     NOW, THEREFORE, in consideration of the mutual covenants and obligations herein contained, the parties agree as follows:

     1. Licensee acknowledges that Licensor is the owner of all right, title and interest in the Name and Trademark in connection with the Products. Licensee

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acknowledges that it has not acquired any ownership rights in the Name or
Trademark and will not acquire any ownership rights in the Name or Trademark by reason of this Agreement or otherwise. Licensee will not at any time willfully do or knowingly permit to be done any act or thing which would in any way impair the rights of Licensor in and to the Name and Trademark or which would affect the validity of the Name or Trademark or which would depreciate the value or reputation of the Name or Trademark. Licensee explicitly agrees that all use of the Name and Trademark by Licensee shall inure to the benefit of Licensor.

     2. Licensor hereby grants Licensee a non-exclusive, non-assignable, non-transferable and royalty-free right and license to use the Name in its corporate and business names. Licensor further grants Licensee an exclusive, non-assignable, non-transferable and royalty-free right and license to use the Trademark throughout the world only on or in connection with Products manufactured by or for it or any Affiliated Company (as hereinafter defined), provided that such Products are manufactured in accordance with the formulations, specifications and standards of quality heretofore observed by Licensor, Licensee and their licensees, or set forth from time to time in writing by Licensor, or approved in writing by Licensor prior to the first commercial manufacture thereof, which approval shall not be unreasonably withheld.

     3. Unless sooner terminated pursuant to any provision contained in this Agreement, the license grant shall have a term from the date hereof and ending January 26, 2015. Thereafter, it will be automatically renewed for successive terms of ten years, but with Licensor retaining the right to terminate this Agreement by giving written notice to Licensee at least five years before the end of the then current term. Licensee may terminate this Agreement at any time by giving written notice to Licensor.

     4. Licensor acknowledges and agrees to Licensee's grant of a sublicense of the Name and Trademark to UCAR INTERNATIONAL INC. (hereinafter UCAR INTERNATIONAL). Licensee may grant additional sublicenses of the Name and

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Trademark to any company of which UCAR INTERNATIONAL owns or controls, directly or indirectly, fifty percent (50%) or more of the issued and outstanding voting stock (hereinafter "Affiliated Company"), provided that, as to all sublicenses, unless Licensor otherwise gives its prior written consent,
(i) each such sublicense shall be subject to all the terms and conditions of this Agreement with the exception that no sublicensee may itself grant any sublicense or any right, title or interest in the sublicense granted to it;
(ii) except for provisions respecting royalties, Licensor shall be a third party beneficiary to each such sublicense and shall have the right under each such sublicense directly to exercise any rights as if it were the licensor thereunder; (iii) Licensee may not grant any such sublicense in any country or territory which does not recognize the validity of such a sublicense; provided, however, in such event, Licensor agrees to issue a direct license to Licensee or to any Affiliated Company of Licensee as Licensee may designate to permit use of the Trademark in such country or territory under terms and conditions consistent with this Agreement; (iv) each sublicense will provide that in the event that the sublicensee ceases to be an Affiliated Company, all rights to the use of the Name and Mark shall immediately terminate and each such sublicensee shall immediately cease to use the Name and Trademark; and
(v) Licensee agrees, at its expense, to record all sublicenses or registered user agreements in those countries and territories where such recording is deemed necessary by the Licensor and provided that no use of the Name or Trademark shall commence under any such sublicense in any country or territory in which approval of the sublicense by any entity is required prior to the use of the Name or Trademark thereunder until such approval is obtained.

     5. No consent or approval required by this Agreement will be unreasonably withheld. All consents or approvals required by this Agreement shall be deemed granted unless denied within sixty (60) days following Licensor's receipt thereof.

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     6.     Licensee undertakes and agrees to use the Name and Trademark only on or in connection with Products which are of a quality which is acceptable to Licensor. Licensee agrees to comply with reasonable rules set forth from time to time by Licensor with respect to the appearance and manner of use of the Name and Trademark. Any form of use of the Name and Trademark not specifically covered by such rules shall be adopted by Licensee only upon prior approval in writing by Licensor. Representative specimens showing the use of the Name and Trademark by Licensee shall be sent to Licensor from time to time upon request by Licensor.

     7. Licensee agrees to furnish Licensor, from time to time as requested, representative samples of Products to which it affixes the Trademark. Licensor or its authorized representative shall also have the right to conduct during regular business hours and under conditions of confidentiality an examination of Products and of the plants and processes for making Products. If, at any time, any Products manufactured by or for Licensee (and not acquired from Licensor) and bearing the Trademark shall fail to conform to one of the provisos set forth in Paragraph 1, Licensee shall promptly remove the Trademark from such non-conforming Products in its inventory and shall use best efforts to replace, at its own cost, any such non-conforming Products held by the trade with conforming Products.

     8. Licensee agrees to defend, indemnify and hold Licensor harmless from, against and in respect of all claims, demands, losses, lawsuits, proceedings, obligations, assessments, fines, penalties, administrative orders, costs, expenses, liabilities and damages, including interest, penalties and reasonable attorneys' fees, which Licensor may incur for any damage to property and/or injury to persons (including death), resulting from the manufacture, storage, packaging, handling, transportation, sale or use of Products bearing the Trademark which are manufactured by or for Licensee and not acquired from Licensor.

     9. Licensee agrees to hold comprehensive general liability insurance (including contractual liability) properly safeguarding Licensor against liability

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indemnified against under Paragraph 8 hereof.

     10. Notwithstanding any provisions to the contrary contained in this Agreement, the indemnification obligations under Paragraph 8 shall survive the termination or expiration of this Agreement.

     11. Licensee shall comply with all laws, rules, regulations, ordinances, decrees, edicts and orders pertaining to the proper use and designation of the Trademark and shall at all times designate the Trademark as a registered trademark. Licensee shall, upon reasonable request in writing Trademark, and on each item of advertising and promotion containing the Trademark, such designations as ownership and/or licensing relationship.

     12. Licensee shall give Licensor notice of any known or presumed infringement of the Name or Trademark, and Licensee shall render to Licensor full cooperation, at Licensor's and Licensee's shared expense, for the protection of the Name and Trademark.

     13. Licensor will renew and maintain registrations of the Trademark and obtain new registrations for the Trademark, covering the Products made by or for Licensee or any Affiliated Company. Licensee shall pay or reimburse Licensor for all costs and expenses relating to or arising from registration and renewal or maintenance of the registration of the Trademark, registered, renewed or maintained for the Products in any jurisdiction.

     14. In the event Licensee materially breaches any provision of this Agreement, Licensor may elect to give Licensee written notice of such breach. If Licensee does not commence remedy of such breach within sixty (60) days after such notice is given and thereafter diligently pursue such remedy, Licensor shall have the right to terminate this Agreement at any time thereafter, but prior to the completion of the remedy of such breach, by giving Licensee written notice of such termination.


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     15.     In the event termination of this Agreement occurs, Licensee shall have a period of six (6) months from the date of such termination to use up its inventories of Products, literature, packaging and other materials to which the Name and/or Trademark have already been applied on the date of termination. Any such use of the Name and/or Trademark under this Paragraph shall otherwise be in accordance with the provisions of this Agreement.

     16. This Agreement and all rights and obligations hereunder shall inure to the benefit of and be binding upon the successors and permitted assigns of Licensor. Except as otherwise provided herein, neither this Agreement nor any rights granted herein shall be assigned by Licensee without the written consent of Licensor, and any attempted assignment or transfer without such consent shall be null and void.

     17. Any notices or requests with reference to this Agreement shall be by letter, telegram, telex, or electronic facsimile confirmed promptly by letter and shall be directed by one party to the other at its respective address as follows:

     Licensor:          Union Carbide Corporation
                        Attention: Trademark Counsel
                        39 Old Ridgebury Road
                        Danbury, Connecticut 06817, U.S.A.
                        Fax: (203) 794-6269

     Licensee:          UCAR Carbon Technology Corporation
                        Attention: President
                        39 Old Ridgebury Road
                        Danbury, Connecticut 06817, U.S.A.
                        Fax: (203) 207-7785

Either party may change its address to which notices or requests shall be directed by notice to the other party. Any notices or requests sent to the current notice address of record (either an address listed above or one subsequently established by notice) shall be effective and considered as having been received upon transmittal.

     20. This instrument contains the entire agreement between the parties hereto regarding the Name and Trademark, and this Agreement supersedes and

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cancels all previous negotiations, agreements, commitments and writings in respect to the subject matter hereof. This Agreement may not be released, discharged, abandoned, changed or modified in any manner, orally or otherwise, except by an instrument in writing signed by duly authorized officers or representatives of the parties hereto.

     21. This Agreement shall be construed and the legal relations between the parties hereto with respect to the subject matter hereof shall be governed by the laws of the State of New York, United States of America, without recourse to its conflict of law principles.

     IN WITNESS WHEREOF, Licensor and Licensee have caused this instrument to be executed in duplicate by their duly authorized representatives as of the date first above written.


                                       UNION CARBIDE CORPORATION



                                       By:  /s/ John K. Wulff
                                         ---------------------------------
                                        Name:  John K. Wulff
                                        Title: Vice President


                                       UCAR CARBON TECHNOLOGY CORPORATION



                                       By:  /s/ F. J. McCarthy
                                         ---------------------------------
                                        Name:  F. J. McCarthy
                                        Title:  President


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